Exhibit 99.2

Summary Historical Financial and Operating Data of Chief Gathering LLC

The following table should be read in conjunction with, and is qualified in its entirety by reference to, Chief Gathering LLC’s audited historical financial statements as of and for the years ended December 31, 2011 and 2010 and for the year ended December 31, 2009, and unaudited historical financial statements as of and for the three months ended March 31, 2012, and the accompanying notes, which are included as Exhibit 99.4 to this Current Report:

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(in thousands, except ratios, operations data and per unit data)
Statement of Operations Data:
Revenues
Natural gas midstream	$9,135	$5,195	$22,406	$10,156	$1,719

Total revenues	9,135	5,195	22,406	10,156	1,719
Expenses
Operating	978	750	3,611	2,831	1,305
General and administrative	1,243	979	4,820	4,049	2,872
Depreciation and amortization	2,656	1,378	7,756	2,747	1,198

Total operating expenses	4,877	3,107	16,187	9,627	5,375

Operating income (loss)	4,258	2,088	6,219	529	(3,656)
Other income (expense)
Interest expense	(400)	(116)	(512)	(297)	—
Other	4	—	6	(21)	—

Net income (loss)	$3,862	$1,972	$5,713	$211	$(3,656)

Balance Sheet (at period end):
Net property, plant and equipment	$324,988		$277,191	$181,773	$62,179
Total assets	330,790		282,269	183,614	63,143
Total liabilities	326,490		281,830	188,889	68,629
Total debt	325,201		279,482	150,000	—
Total member’s capital	4,300		439	(5,275)	(5,486)

Operating Data:
System throughput volumes (MMcfd)	218	105	125	50	7
Gross processing margin ($/Mcf)	$0.46	$0.55	$0.49	$0.56	$0.66